UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Bonner, Joseph A.
   133 North 4th Street
   Lafayette, IN  47902
   USA
2. Issuer Name and Ticker or Trading Symbol
   Lafayette Bancorporation

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Shares              |1/12/9|M   | |581               |A  |$18.86     |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Shares              |1/12/9|M   | |2,244             |A  |$20.30     |                   |      |.                          |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Shares              |1/12/9|G   |V|2,825             |D  |           |8,637              |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Shares              |1/12/9|G   |V|2,825             |A  |           |5,201              |I     |By spouse                  |
                           |8     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee  Stock Option|$18.86  |1/12/|M   | |581        |D  |5/1/9| 1/31|Common Share|581    |       |0           |D  |            |
 (right to buy)(1)    |        |98   |    | |           |   |5    |/98  |s           |       |       |            |   |            |
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Employee Stock Option |$20.30  |1/12/|M   | |2,224      |D  |5/13/|1/31/|Common Share|2,244  |       |0           |D  |            |
(right to buy)(1)     |        |98   |    | |           |   |96   |98   |s           |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Number of shares and exercise prices have been adjusted to reflect the 10 percent stock dividend that was paid on November 1, 1997.
SIGNATURE OF REPORTING PERSON
/s/ Michelle Turnpaugh, Attorney-in-Fact and Agent
DATE
2/10/98